Exhibit 4.1

Execution copy
ORIGINAL ISSUE DISCOUNT
SECURED DEMAND PROMISSORY NOTE

Principal Amount: $5,500,000
Purchase Price: $5,000,000	Original Issue Date: March 12, 2018

FOR VALUE RECEIVED, the undersigned, Yield Endurance, Inc., with offices located at 101 Hudson Street, 21st Floor, Jersey City, New Jersey 07302 (the “Borrower”), hereby promises to pay to the order of ___ (the “Holder”), on demand, in lawful currency of the United States of America, the principal amount of Five Million Five Hundred Thousand and 00/100 Dollars ($5,500,000) (the “Principal Sum”), or alternatively, as determined in the sole discretion of Borrower the Principal Sum paid in bitcoins as provided for in Section 2 hereof,  and interest on the unpaid portion of the Principal Sum, in accordance with the provisions of this secured demand promissory note (as may be amended from time-to-time, this “Note”):

1. Background.
(a) Original Issue Discount.  The principal amount of this Note is subject to an original issue discount in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000); as a result, on or prior to the date hereof, the Holder shall or has delivered to the Borrower, or its assigns, cash in the amount of Five Million and 00/100 Dollars ($5,000,000) (the “Purchase Price”).
(b) Security Interest. As further consideration for Holder’s purchase of this Note, Holder will take a first priority lien security interest in the assets of the Borrower and Sport Endurance, Inc. (the “Guarantor”) pursuant to the terms set forth in the Security Agreement as defined below by and among Borrower, Guarantor and Holder.  Notwithstanding the security interest granted to Holder, the Borrower as the owner of the bitcoins delivered by the original Holder, may transfer the bitcoins to Madison Partners, LLC, a Delaware limited liability company, in accordance with the terms of that Confidential BTC Lending Program Participation Agreement of even date hereof by and between the Borrower and Madison Partners, LLC (the “BTC Lending Agreement”).
(c) Documents.  This Note has been issued pursuant to the terms of a note purchase agreement dated as of the Original Issue Date (the “Purchase Agreement”) and the ancillary documents executed in connection therewith, including, a security agreement (the “Security Agreement”) by and among the Borrower and the Holder, as amended from time to time (collectively with all other documents appurtenant to the sale of this Note, the “Transaction Documents”).  Terms not otherwise defined herein shall have the meanings ascribed to them in the Transaction Documents.
2. Maturity Date.  Unless retired earlier or unless the maturity hereof is sooner accelerated based on an Event of Default (as defined below), this Note shall mature and the principal sum due hereunder, shall become due and payable on demand by Holder thirty (30) days following receipt by Borrower of notice of maturity from Holder (30 days after demand, the “Maturity Date”) or an Event of Default, as defined herein. The Borrower shall pay all amounts owing under this Note in full on a continuing basis for so long as mutually agreed upon by Borrower and Holder.  On the Maturity Date, and in the event of pre-payment as provided herein, Borrower shall pay the Holder the amount as follows: (a) in the event that the value of bitcoin on the Maturity Date is less than the value of bitcoin on the Closing Date, the principal amount of this Note, plus interest, in cash, by wire transfer of immediately available funds; (b) in the event that the value of bitcoins on the Maturity Date is greater than or equal to the value of bitcoin on the Closing Date, the principal amount of this Note, plus interest, by return of the number of bitcoins delivered to Holder on the Closing Date, provided the total value shall equal or exceed all amounts due and owning under the Note, and any additional amounts owning under the Note in cash by wire transfer of immediately available funds.
3. Prepayment. This Note may be prepaid in whole or part at any time prior to the Maturity Date by Borrower in accordance with this Note; provided, however, that any payment (whether in the form of cash or bitcoin or any combination thereof) pursuant to this Note shall be applied first to interest that has become due pursuant to this Note and remains unpaid under Section 4 and then to the outstanding Principal Sum of this Note.
4. Interest Rate.  Interest shall accrue on the unpaid principal balance of this Note at a rate of ten (10%) percent per annum for the term of this Note, calculated on a 365/366 day year, as applicable; provided, however, that upon an Event of Default, interest shall accrue as provided in Section 7 hereof, and provided, further, if the Note is repaid on the Maturity Date in full, all interest shall be cancelled.
5. Security. All obligations under this Note shall be secured by a first priority lien interest in all assets of the Borrower and Guarantor, senior to any other indebtedness of the Borrower and Guarantor as provided in the Security Agreement. Notwithstanding anything to the contrary herein or in any other Transaction Documents, the Borrower may at any time transfer the bitcoins as contemplated by the BTC Lending Agreement
6. Maximum Interest Rate.  In no event shall any agreed to or actual charge, reserved or taken as an advance or forbearance by the Holder as consideration, exceed the maximum interest rate permitted by law applicable from time to time to this Note for the use or detention of money or for forbearance in seeking its collection; the Holder hereby waives any right to demand such excess.  If the interest provisions of this Note or any exactions provided for in this Note shall result at any time or for any reason in an effective rate of interest that transcends the maximum interest rate permitted by Illinois law (if any), then without further agreement or notice, the obligation to be fulfilled shall be automatically reduced to such limit and all sums received by the Holder in excess of those lawfully collectible as interest shall be applied against the Principal Sum of this Note immediately upon the Holder’s receipt thereof, with the same force and effect as though the Borrower had specifically designated such extra sums to be so applied to principal and the Holder had agreed to accept such extra payment(s) as a premium-free prepayment or prepayments.
7. Events of Default.  The entire unpaid principal balance of this Note and all other sums owing under this Note, shall at the option of the Holder become immediately due and payable after written notice to Borrower and providing a seven (7) day cure period upon the occurrence of any one or more of the following events (“Events of Default”):

(a) The failure of the Borrower to pay the principal, interest or other sum when due hereunder or under any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby, except, in the case of a failure to pay interest when and as due, in which case only if such failure remains uncured for a period of at least five (5) business days;
(b) The Borrower or any of its subsidiaries (the “Subsidiaries”) fails to honor any material obligation or otherwise breaches any representation, warranty, covenant or other material term or condition of any Transaction Document or other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby (including, without limitation, using the proceeds of the Note for any purpose other than as described in the Transaction Documents), except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of five (5) calendar days;
(c) The bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary and, if instituted against the Borrower or any Subsidiary by a third party, shall not be dismissed within thirty (30) days of their initiation;
(d) The commencement by the Borrower or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Borrower or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Borrower or any Subsidiary in furtherance of any such action or the taking of any action by any person to commence a UCC foreclosure sale or any other similar action under federal, state or foreign law;
(e) The entry by a court of (i) a decree, order, judgment or other similar document in respect of the Borrower or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Borrower or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Borrower or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Borrower or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of thirty (30) consecutive days;
(f) The Security Agreement and/or any related documents with respect to the security interest granted in this transaction shall for any reason fail or cease to create a separate valid and perfected and, except to the extent permitted by the terms hereof or thereof, a first priority lien on the Collateral in favor of each of the Secured Parties (as defined in the Security Agreement).
 (g) Any default by the Borrower under, or the occurrence of any event of default as defined in, any other material indebtedness owed by the Borrower or its Subsidiaries.

(h) A Transaction Document, including this Note, shall cease to be, or shall be asserted by the Borrower or any other obligor thereunder, not to be in full force and effect.

8. Rights and Remedies of Holder. The occurrence of any Event of Default shall allow the Holder, with or without notice to: (a) accelerate the maturity of this Note and demand immediate payment of all outstanding principal and accrued but unpaid interest therein, as well as all and other sums due hereunder, and (b) immediately exercise and pursue any rights, privileges, remedies and powers as provided herein or under law. The Holder’s rights, privileges, remedies and powers, as provided in this Note are cumulative and concurrent, and may be pursued singly, successively or together against the Borrower at the sole discretion of the Holder. Additionally, the Holder may resort to every other right or remedy available at law or in equity without first exhausting the rights and remedies contained herein, all in the Holder’s sole discretion.  The Holder’s delay in exercising or failure to exercise any rights or remedies to which the Holder may be entitled if any Event of Default occurs shall not constitute a waiver of any of the Holder’s rights or remedies with respect to that or any subsequent Event of Default, whether of the same or a different nature, nor shall any single or partial exercise of any right or remedy by the Holder preclude any other or further exercise of that or any other right or remedy.  No waiver of any right or remedy by the Holder shall be effective unless made in writing and signed by the Holder, nor shall any waiver on one occasion apply to any future occasion, but shall be effective only with respect to the specific occasion addressed in that signed writing.

9. Waiver and Consent.  To the fullest extent permitted by law, the Borrower hereby:  (a) waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold the Borrower liable with respect to this Note; (b) waives any right to immunity or exemption of any property, wherever located, from garnishment, levy, execution, seizure or attachment prior to or in execution of judgment, or sale under execution or other process for the collection of debts; (c) submits to the jurisdiction of the state and federal courts as set forth in Section 12 below; (d) agrees that the venue of any such action or proceeding may be laid in as described in Section 12 below and waives any claim that the same is an inconvenient forum.  Until the Holder receives all sums due under this Note in immediately available funds, the Borrower shall not be released from liability with respect to this Note unless the Holder expressly releases the Borrower in a writing signed by the Holder.
10. Costs, Indemnities and Expenses.  In addition to the attorney’s fees incurred by the Holder in the amount of Two Thousand Five Hundred Dollars and 00/100 ($2,500) in connection with the preparation of the Purchase Agreement, this Note and the transactions contemplated thereby, the Borrower agrees to pay all filing fees and similar charges and all costs incurred by the Holder in preparation of and collecting or securing or attempting to collect or secure this Note, including reasonable attorneys’ fees, whether or not involving litigation and/or appellate, administrative or bankruptcy proceedings. In addition to the payment of the documentary stamp taxes due on this Note, the Borrower agrees to pay any applicable intangible taxes or other taxes (except for federal or state income or franchise taxes based on the Holder’s net income) which may now or hereafter apply to this Note or any payment made in respect of this Note, and the Borrower agrees to indemnify and hold the Holder harmless from and against any liability, costs, attorney’s fees, penalties, interest or expenses relating to any such taxes, as and when the same may be incurred.
11. Order of Payments.  Except as otherwise required by law, payments received by the Holder hereunder shall be applied first against expenses and indemnities and next in reduction of the outstanding principal balance of this Note, except that during the continuance of any Event of Default, the Holder may apply such payments in any order of priority determined by the Holder in its exclusive judgment. Upon the satisfaction of the payment of the Principal Sum of this Note, Holder hereby releases and discharges Borrower from any and all claims, demands, liabilities, suits or damages, whether known or unknown, of any type or nature, whether past, present, or future, including, but not limited to those claims arising from or in any way related to the Note.
12. Governing Law.  This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois.  EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF, AND VENUE IN, ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION LOCATED IN COOK COUNTY, STATE OF ILLINOIS, SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS NOTE AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREIN, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT HEREOF, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPLICABLE OR THAT THIS NOTE MAY NOT BE ENFORCED IN OR BY SAID COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION SHALL BE HEARD AND DETERMINED IN SAID COURTS.  THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE.
13. Notice.  Any notices, requests, demands and other communications required or permitted to be given hereunder shall be given in writing and shall be deemed to have been duly given when delivered by hand, five (5) days following the date of deposit in the United States mail, by registered or certified mail, postage prepaid, return receipt requested, or on the delivery date shown on a written verification of delivery provided by a reputable private delivery service, if addressed to the mailing address as set forth in the preamble to this Note or such other address as last provided to the sender by the addressee in accordance with this Section.
14. Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. Borrower may not delegate any of its obligations, or assign any of its rights, under this Note without the prior written consent of Holder.
15. Amendment Provision.  The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.
16. Severability. If any part of this Note is adjudged illegal, invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Note that can be given effect without such provision.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed in its name as of the date first above written.

Yield Endurance, Inc.

By:
Name:  David Lelong
Title:	President and CEO